Exhibit 99.1

Core-Mark Announces Guaranty Release Agreement

South San Francisco, California – February 8, 2007 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), announced today that the Post Confirmation Trust has released Core-Mark of its guaranty of payment for administrative claims in excess of $56 million, as contemplated by an order entered by the United States Bankruptcy Court for the District of Delaware. Pursuant to the Termination Agreement, the Company’s obligation to guaranty any excess administrative PCT claims becomes null and void. The Reclamation Creditors Trust had previously released the Company from its obligations under the RCT guaranties.

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About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 22,000 retail locations in 45 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Core-Mark Safe Harbor

This press release contains information constituting “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan”, “continue”, or other similar words. These forward-looking statements are based on the current plans, estimates and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; our inability to retain and attract customers; the negative affects of product liability claims; failure of our suppliers to provide products; increases in fuel prices; the loss of key personnel or our inability to attract and retain new qualified personnel; currency exchange rate fluctuations; the negative effects of our reorganization on our customer, supplier and employee relationships; and our ability to successfully integrate acquisitions and realize anticipated benefits. See the “Risk Factors” section included in our Form 10-K, the “Factors That May Affect Future Results” section in our most recent Form 10-Q and all of the other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business.

These forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com